UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 27, 2010

GS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Louisiana	000-22269	72-1341014
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3798 Veterans Boulevard, Metairie, Louisiana	70002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(504) 457-6220

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

    On April 27, 2010, GS Financial Corp. (the “Company”) reported its results of operations for the first quarter ended March 31, 2010.

For additional information, reference is made to the Company’s press release dated April 27, 2010, which is included as Exhibit 99.1 hereto and is incorporated herein by reference thereto.  The press release attached hereto is being furnished to the SEC and shall not be deemed to be “filed” for any purpose except as otherwise provided herein.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	The following exhibit is included with this Report.

Exhibit No.	Description
99.1	Press release dated April 27, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GS FINANCIAL CORP.

	By:	/s/ Stephen E. Wessel
	Name:	Stephen E. Wessel
	Title:	President and Chief Executive Officer

Date: April 27, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated April 27, 2010

Release Date:   April 27, 2010
at 9:15 a.m. EDT

GS Financial Corp. Announces First Quarter Results

Metairie, Louisiana – GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (“Guaranty”), reported a net loss for the quarter ended March 31, 2010 of $52,000, or ($0.04) per share basic and diluted, compared with earnings of $378,000, or $0.30 per share basic and diluted, for the same period in 2009.

President Stephen E. Wessel commented, “We are disappointed to report a net loss of $52,000 for the quarter which was due, in large part, to the recordation of a $500,000 provision for loan losses as non-performing loans have increased from the prior quarter. Our highest priority continues to be dedicating resources to reduce the level of non-performing loans and to disposing of foreclosed properties as judiciously as possible. On a positive note, our core banking income has improved as net interest income increased nearly 17% when comparing the first quarter of 2010 to the same period in 2009. In addition, our net interest margin also improved to 3.43% during the first quarter of 2010".

Highlights of the quarter ended March 31, 2010 include:

•	Total assets at March 31, 2010 were $277.3 million, up approximately $5.7 million, or 2.1%, from December 31, 2009.

•
Loans increased by $3.1 million, or 1.7%, during the first quarter from $185.5 million at December 31, 2009 to $188.6 million at March 31, 2010, with the majority of the growth in both residential and commercial real estate mortgage loans.

•	Total deposits at March 31, 2010 were $206.9 million, which represents an increase of $5.5 million, or 2.7%, from $201.5 million at December 31, 2009.

•	Net interest margin increased by 8 basis points to 3.43% for the first quarter of 2010 from 3.35% for the same period in the prior year.

•
The ratio of average loans to average deposits decreased from 109.27% at March 31, 2009 to 93.56% at March 31, 2010, and the ratio of average interest-earning assets to average interest-bearing liabilities decreased from 114.47% to 110.91% when comparing those same periods.

Net interest income for the quarter ended March 31, 2010 was $2.2 million, which represents an increase of $317,000, or 16.9%, from $1.9 million for the same period in 2009. The increase in net interest income when comparing the quarterly period ended March 31, 2010 to the same period in the prior year was primarily due to an increase in the average balance of loans and a significant decrease in the overall cost of interest-bearing deposits which was partially offset by a decrease in the yield on interest-earning assets and an increase in the average balance of interest-bearing deposits. Interest and dividend income increased by $55,000, or 1.6%, and interest expense decreased by $262,000, or 17.3%, for the first quarter of 2009 compared to the first quarter of 2010.

The net interest margin was 3.43% for the three months ended March 31, 2010, up 8 basis points from 3.35% for the same period in 2009. The increase in net interest margin when comparing the first quarters of 2010 and 2009 was attributable to a 26 basis point increase in the average interest rate spread. From the first quarter of 2009 to the same period in 2010, there was a 92 basis point reduction in the overall cost of interest-bearing liabilities that was partially offset by a 66 basis point reduction in the overall yield on interest-earning assets.

Non-performing assets increased $2.6 million, or 39.0%, from $6.7 million at December 31, 2009 to $9.2 million at March 31, 2010. The increase in non-performing assets is primarily due to a loan relationship with a borrower consisting of five loans aggregating $1.2 million that are secured by non-owner occupied, residential real estate located in New Orleans, Louisiana, and a loan for $495,000 to a commercial borrower that was originated prior to Hurricane Katrina and is secured by undeveloped land located in New Orleans East. Both of these loans were in the process of foreclosure as of March 31, 2010. Other real estate owned as of March 31, 2010 includes two properties that were previously under renovation totaling $945,000. These properties were obtained through foreclosure proceedings completed in December 2009 and include residential real estate located in uptown New Orleans, Louisiana, and in Algiers, Louisiana. In addition, other real estate owned includes a $950,000 multifamily dwelling that was previously under renovation which is located in the historic district of the French Quarter in New Orleans, Louisiana. The foreclosure proceeding for this property was completed in April 2009, and the Company has been marketing it for sale since May 2009. The Company recognized impairment losses on other real estate owned of $436,000 in 2009. No impairment losses were recognized on other real estate owned in the first quarters of 2010 or 2009.

A provision for loan losses of $500,000 was recorded during the first quarter of 2010 based on the Company’s assessment of its credit risk while considering the overall increase in the level of loan delinquencies and adversely classified loans. The Company recorded a total of $500,000 in additional loan loss provisions during 2009, none of which were recorded during the first quarter of 2009. As of March 31, 2010, the Company’s allowance for losses was $2.8 million, or 40.3% of non-performing loans and 1.5% of ending loans, compared to $2.4 million or 57.2% of non-performing loans and 1.3% of ending loans, at December 31, 2009. The Company believes that the allowance for loan losses recorded as of March 31, 2010 is sufficient to cover the potential losses in its loan portfolio.

Noninterest income for the first quarter of 2010 was $213,000, down $160,000, or 42.9%, from $373,000 for the first quarter of 2009. The reduction in noninterest income was primarily due to a decrease in the sales volume of residential loans in the secondary market when comparing those periods. Noninterest expense for the first quarter of 2010 was $2.0 million, up approximately $344,000, or 20.5%, from $1.7 million for the first quarter of 2009. Noninterest expense for the three months ended March 31, 2010 was negatively impacted by increases in compensation and occupancy costs associated with the branch expansion during 2009, deposit insurance premiums, and taxes and insurance on foreclosed assets. Noninterest expense for the first quarter of 2010 also included the consulting fees paid in conjunction with the modification in terms for $24.6 million of the Company’s outstanding FHLB advances.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

	March 31, 2010	December 31, 2009
($ in thousands)	(Unaudited)	(Audited)
ASSETS
Cash & Amounts Due from Depository Institutions	$5,167	$7,158
Interest-Bearing Deposits in Other Banks	5,479	9,293
Federal Funds Sold	5,107	3,284
Securities Available-for-Sale, at Fair Value	56,128	50,455
Loans, Net	188,583	185,500
Accrued Interest Receivable	1,501	1,518
Other Real Estate	2,272	2,489
Premises & Equipment, Net	6,078	5,934
Stock in Federal Home Loan Bank, at Cost	2,356	2,354
Real Estate Held-for-Investment, Net	425	427
Other Assets	4,198	3,192
Total Assets	$277,294	$271,604

LIABILITIES
Deposits
Noninterest-Bearing	$12,759	$14,812
Interest-Bearing	194,184	186,681
Total Deposits	206,943	201,493
Advance Payments by Borrowers for Taxes and Insurance	333	249
FHLB Advances	40,386	40,512
Other Liabilities	1,582	1,329
Total Liabilities	249,244	243,583

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$34	$34
Additional Paid-in Capital	34,552	34,550
Unearned RRP Trust Stock	(124)	(132)
Treasury Stock	(32,449)	(32,449)
Retained Earnings	25,602	25,780
Accumulated Other Comprehensive Income	435	238
Total Stockholders' Equity	28,050	28,021
Total Liabilities & Stockholders' Equity	$277,294	$271,604

Selected Asset Quality Ratios:
Loans Delinquent 90 Days or More to Total Loans	3.64%	2.22%
Total Delinquent Loans to Total Loans	5.23%	4.04%
Allowance for Loans Losses to Total Delinquent Loans	28.04%	31.46%
Allowance for Loans Losses to Non-performing Loans	40.27%	57.16%
Allowance for Loans Losses to Ending Loans	1.47%	1.27%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended
	March 31,
($ in thousands, except per share data)	2010	2009
Interest and Dividend Income	$3,443	$3,388
Interest Expense	1,251	1,513

Net Interest Income	2,192	1,875
Provision for Loan Losses	500	-

Net Interest Income after Provision for Loan Losses	1,692	1,875

Noninterest Income	213	373
Noninterest Expense	2,020	1,676

(Loss) Income Before Income Tax Expense	(115)	572

Income Tax (Benefit) Expense	(63)	194
Net (Loss) Income	$(52)	$378
(Loss) Earnings Per Share - Basic	$(0.04)	$0.30
(Loss) Earnings Per Share - Diluted	$(0.04)	$0.30

Key Ratios:
Return on Average Assets1	-0.08%	0.64%
Return on Average Stockholders' Equity1	-0.74%	5.42%
Net Interest Margin1	3.43%	3.35%
Average Loans to Average Deposits	93.56%	109.27%
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities	110.91%	114.47%
Efficiency Ratio	83.99%	74.57%
Noninterest Expense/Average Assets1	2.96%	2.86%
Stockholders' Equity to Total Assets	10.12%	11.16%
1Annualized

Contact:  Stephen F. Theriot, Chief Financial Officer, (504) 883-5528